APPENDIX A

List of Funds

As of November 18, 2014

OnTrack Core Fund
The Gold Bullion Strategy Fund
The Gold Bullion Strategy Portfolio
Quantified Managed Bond Fund
Quantified All-Cap Equity Fund
Quantified Market Leaders Fund
Quantified Alternative Investment Fund
Spectrum Low Volatility Fund
QES Credit Long/Short Strategy Fund
QES Credit Long/Short Strategy Portfolio